Progress Energy closes on sale of remaining merchant business; clearly focused on regulated utilities

RALEIGH, N.C. (June 13, 2007) – Progress Energy (NYSE: PGN) announced today that its subsidiaries closed on the previously announced sale of their nonregulated power plants, hedges and contracts. Net proceeds from the transactions totaled approximately $480 million, including income tax benefits, and are expected to be used for corporate purposes.

“We have successfully exited from our Progress Ventures’ nonregulated businesses, including the sales of the merchant plants and the natural gas E&P business, and have done so in a manner that has allowed us to earn a modest positive return on our capital,” said Peter Scott, chief financial officer of Progress Energy. “Our risk profile has been reduced and we continue to focus our efforts and our capital on our growing regulated utilities. We are well on our way to transforming the company into the largest pure-play regulated integrated electric utility in the nation.”

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 energy company with more than 21,000 megawatts of generation capacity and $10 billion in annual revenues. The company’s holdings include two electric utilities serving approximately 3.1 million customers in North Carolina, South Carolina and Florida. Progress Energy is the 2006 recipient of the Edison Electric Institute’s Edison Award, the industry’s highest honor, in recognition of its operational excellence. The company also is the first utility to receive the prestigious J.D. Power and Associates Founder’s Award for dedication, commitment and sustained improvement in customer service. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

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